As filed with the Securities and Exchange Commission on May 9, 2022 Registration No. 333-_____
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

GoDaddy Inc.
(Exact name of Registrant as specified in its charter)

Delaware	46-5769934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2155 E. GoDaddy Way Tempe, Arizona 85284 (480) 505-8800
(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan 2015 Employee Stock Purchase Plan
(Full title of the plan)

Aman Bhutani Chief Executive Officer GoDaddy Inc. 2155 E. GoDaddy Way Tempe, Arizona 85284 (480) 505-8800
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Veronica M. Wissel, Esq. Davis Polk & Wardell, LLP 450 Lexington Avenue New Yo0rk , NY 10017 (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                         ☐

EXPLANATORY NOTE
Pursuant to General Instruction E to Form S-8, GoDaddy Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register additional shares of Class A common stock, $0.001 par value per share, of the Registrant (“Class A Common Stock”) for issuance under the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2015 Employee Stock Purchase Plan, as amended as of June 27, 2016 (“2015 ESPP”). The number of shares of Class A Common Stock available for issuance under the 2015 Plan is subject to an annual increase on the first day of each fiscal year by an amount equal to the least of (i) four percent (4%) of the total number of shares of Class A Common Stock and shares of the Registrant’s Class B common stock outstanding on the last day of the immediately preceding fiscal year, (ii) 20,570,922 shares of Class A Common Stock or (iii) such smaller amount as the Registrant’s Board of Directors, in its discretion, determines (the “2015 Plan Evergreen Provision”). The number of shares of Class A Common Stock available for issuance under the 2015 ESPP is subject to an annual increase on the first day of each fiscal year by an amount equal to the least of (i) one percent (1%) of the number of shares of Class A Common Stock and shares of the Registrant’s Class B common stock outstanding on the last day of the immediately preceding fiscal year, (ii) 1,000,000 shares of Class A Common Stock or (iii) such smaller amount as the Registrant’s Board of Directors, in its discretion, determines (the “ESPP Evergreen Provision”). On January 1, 2022, the number of shares of Class A Common Stock available for issuance pursuant to the 2015 Plan Evergreen Provision and the ESPP Evergreen Provision increased by 6,688,866 and 1,000,000 shares, respectively, and this Registration Statement registers such additional shares of Class A Common Stock. This Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 filed with the Commission on April 1, 2015 (File No. 333-203166), June 14, 2016 (File No. 333-212019), November 8, 2017 (File No. 333-221431), May 9, 2018 (File No. 333-224795), May 3 2019 (File No. 333-231210), May 7, 2020 (File No. 333-238055) and May 6, 2021 (File No. 333-255802) to the extent not superseded hereby.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit Number	Filing Date
4.1	Specimen common stock certificate of the Registrant	S-1/A	333-196615	4.1	3/19/2015
4.2	GoDaddy Inc. 2015 Equity Incentive Plan, and form of agreements thereunder	S-8	333-203166	4.2	4/1/2015
4.3	Form of Restricted Stock Unit Award Agreement under the GoDaddy Inc. 2015 Equity Incentive Plan	10-Q	001-36904	10.4	5/4/2022
4.4	Form of Performance Restricted Stock Unit Award Agreement under the GoDaddy Inc. 2015 Equity Incentive Plan	10-Q	001-36904	10.5	5/4/2022
4.5	GoDaddy Inc. 2015 Employee Stock Purchase Plan, as amended as of June 27, 2016, and form of agreements thereunder	10-Q	001-36904	4.1	11/3/2016
5.1*	Opinion of Davis Polk & Wardwell LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Davis Polk & Wardwell LLP, (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 9, 2022.

GODADDY INC.

/s/ Mark McCaffrey
Mark McCaffrey
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aman Bhutani as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Aman Bhutani	Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2022
Aman Bhutani
/s/ Mark McCaffrey	Chief Financial Officer (Principal Financial Officer)	May 9, 2022
Mark McCaffrey
/s/ Nick Daddario	Chief Accounting Officer (Principal Accounting Officer)	May 9, 2022
Nick Daddario
/s/ Charles J. Robel	Chairman of the Board of Directors	May 9, 2022
Charles J. Robel
/s/ Herald Y. Chen	Director	May 9, 2022
Herald Y. Chen
/s/ Caroline F. Donahue	Director	May 9, 2022
Caroline F. Donahue
/s/ Mark Garrett	Director	May 9, 2022
Mark Garrett
/s/ Ryan Roslansky	Director	May 9, 2022
Ryan Roslansky
/s/ Brian H. Sharples	Director	May 9, 2022
Brian H. Sharples
/s/ Leah Sweet	Director	May 9, 2022
Leah Sweet
/s/ Lee E. Wittlinger	Director	May 9, 2022
Lee E. Wittlinger